                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   MESA INC.

               (Name of Registrant as Specified In Its Charter)

                                   MESA INC.

                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       ________________________________________________________________________


    2) Aggregate number of securities to which transaction applies:
       ________________________________________________________________________


    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).
       ________________________________________________________________________


    4) Proposed maximum aggregate value of transaction:
       ________________________________________________________________________


    5) Total fee paid:
       ________________________________________________________________________

[x] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:


       ________________________________________________________________________

    2) Form, Schedule or Registration Statement No.:


       ________________________________________________________________________

    3) Filing Party:


       ________________________________________________________________________

    4) Date Filed:


       ________________________________________________________________________

                               PRELIMINARY COPY                August    , 1995

                                   MESA INC.

                           1400 Williams Square West
                         5205 North O'Connor Boulevard
                           Irving, Texas 75039-3746

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement (this "Proxy Statement") is furnished by the members of the Board of Directors of MESA Inc. (other than David H. Batchelder and Dorn Parkinson) (the "Majority Directors") in connection with an anticipated solicitation of written requests for a special meeting of shareholders of MESA Inc. by Dennis R. Washington, Marvin Davis and certain of his affiliates (the "Davis Entities"), David H. Batchelder and Dorn Parkinson (collectively, the "13D Group"). Unless the context otherwise requires, references herein to "the Company" or "MESA" are to MESA Inc. and its subsidiaries and predecessors viewed as a single entity. This Proxy Statement is first being made available
to shareholders on or about August [   ], 1995.

  NO FORM OF PROXY, CONSENT OR REVOCATION IS INCLUDED WITH THIS PROXY STATEMENT, AND THE MAJORITY DIRECTORS ARE NOT REQUESTING ANY PROXY, CONSENT OR REVOCATION AT THIS TIME. IT IS NOT THE PURPOSE OF THIS PROXY STATEMENT TO OBTAIN PROXIES TO VOTE ON THE ISSUES THAT WOULD BE PRESENTED AT A SPECIAL MEETING. IF A SPECIAL MEETING IS CALLED, THE MAJORITY DIRECTORS WILL DELIVER TO SHAREHOLDERS A PROXY STATEMENT AND WILL SOLICIT PROXIES WITH RESPECT TO THE ISSUES TO BE VOTED UPON AT THE SPECIAL MEETING.

  This Proxy Statement is being furnished to shareholders with whom the Company or the Majority Directors are having communications that could be deemed to constitute solicitations under the federal proxy rules. This Proxy Statement is intended to facilitate communications between the Company and shareholders of the Company during the time a proxy solicitation could be deemed to occur under such rules.

                                  BACKGROUND

  Beginning in early 1994 and continuing thereafter, the Company's annual and quarterly reports filed with the Securities and Exchange Commission (the "SEC") and the Company's presentations to securities analysts and portfolio managers discussed the Company's deleveraging objectives and efforts and the possibility that the Company would have to issue new equity or debt securities or sell assets to reduce its debt. Long-term debt aggregated $1.2 billion at year-end 1994. In the spring of 1994, the Company sold 16.3 million shares of Common Stock for approximately $93 million. The Company's two major assets are its Hugoton Field natural gas properties, with 65% of the Company's proved reserves, and its West Panhandle Field natural gas properties, with 31% of the Company's proved reserves. Beginning in late summer of 1994 and continuing into the fall of 1994, the Company explored on a preliminary basis several potential transactions, including asset sales, the sale of interests in a royalty trust based on the Hugoton Field properties and a production payment financing in the Hugoton Field properties. These activities included preliminary discussions with investment bankers and potential parties to such transactions. In late fall of 1994, the chairman of another oil and gas company contacted Boone Pickens, the chairman and chief executive officer of the Company, to say he would like to explore making a proposal to purchase of all of the Company's Hugoton Field properties. Mr. Pickens said the Company would be interested in pursuing that effort.

  On December 5, 1994, Mr. Batchelder, a former officer of the Company's predecessor, met at Mr. Batchelder's request with Mr. Pickens. Mr. Batchelder informed Mr. Pickens that he was the financial advisor to Mr. Washington and that Mr. Washington had acquired shares of MESA Common Stock having a value of just under $15 million and constituting less than 5% of the outstanding shares. Mr. Batchelder said that Mr. Washington would soon make a filing regarding MESA shares under the Hart-Scott-Rodino Antitrust Improvements Act.

  On December 6, 1994, Mr. Washington made such a filing, notifying the Company and federal antitrust authorities that he had a present good faith intention to acquire more than $15 million of the outstanding Common Stock of the Company and, depending on market conditions, might acquire more of such shares. His notification designated the 25% acquisition threshold, which had the effect of permitting him, following the applicable waiting period, to acquire up to 49.9% of the outstanding shares without further notification under the Hart-Scott-Rodino Act. The authorities granted early termination of the waiting period later in December.

  In mid-December 1994, the other oil and gas company referenced above entered into a confidentiality agreement with the Company, and its representatives had meetings with representatives of the Company to obtain information about the Hugoton properties for purposes of preparing a proposal regarding the properties.

   In a December 19 conference call, the Board of Directors discussed such other company's indication of interest in the Hugoton Field properties and concluded that the Company, in addition to continuing discussions with such company, should conduct a broader solicitation of proposals to purchase the Hugoton Field properties. On December 20, 1994, the Company announced that it would consider the sale of all or a substantial portion of its Hugoton Field oil and gas properties, that proceeds from any such sale would be used to reduce the Company's debt and that details of the time and method of sale efforts would be announced at a later date. On December 21, 1994, the other oil and gas company referenced above advised Mr. Pickens that, subject to certain conditions, it had an interest in purchasing a portion of the Company's Hugoton Field properties for a specified price. Mr. Pickens replied that the Company would like to continue property sale discussions with such company, but that the price indicated was not sufficient to preempt a broader solicitation of offers. The Company commenced an auction program in January 1995.

  By letter dated February 17, 1995, pursuant to a provision of the Company's Bylaws, Mr. Washington notified the Company of his wish to nominate three candidates for election as directors at the Company's May 1995 Annual Meeting of Shareholders (the "Annual Meeting") and his intent to cumulate votes in the election of directors at the Annual Meeting. Mr. Washington's letter stated that he beneficially owned at that time 2,854,900 shares of Common Stock (which constituted approximately 4.5% of the outstanding shares). Concurrently, Mr. Batchelder told MESA representatives that Mr. Washington had not decided whether to nominate directors and that the notification had been sent only to preserve his right to do so.

  On April 1, 1995, after discussions with Mr. Washington's representatives, the Company and Mr. Washington entered into an agreement (the "Washington Agreement") pursuant to which the parties agreed that the slate of nominees to be proposed by the Board of Directors for election at the Annual Meeting would consist of the eight then-incumbent directors and two designees of Mr. Washington and that Mr. Washington would vote and the parties would cause their affiliates to vote in favor of the election of such nominees. Under the Washington Agreement, Mr. Washington withdrew the notifications made in his February 17 letter and agreed not to engage in any solicitation of proxies at the Annual Meeting. Mr. Washington represented in the Washington Agreement that he and his affiliates did not beneficially own any securities of the Company other than 2,854,900 shares of Common Stock. The Washington Agreement also contained provisions regarding membership of Mr. Washington's designees on Board committees, resignation of Mr. Washington's nominees if his stock ownership were to fall below certain levels, solicitation at the Company's 1996 annual meeting, release of certain claims and certain other matters. Mr. Washington designated Mr. Batchelder and Mr. Parkinson as his nominees to the Board of Directors, and they were elected to the Board at the Annual Meeting held May 17, 1995.

  On or about May 22, 1995, definitive bids were received from bidders in the auction of the Company's Hugoton Field properties. Negotiations between the Company and these bidders ensued.

  During the week of June 5, 1995, such negotiations concluded, with the highest offers for the properties being approximately $750 million. During that week, one bidder, whose May 22 offer had been subject to final approval by its board of directors, advised Mesa that its board had decided not to approve its May 22 offer and had reduced its offer to $750 million, a substantial reduction. On June 9, 1995, the Board of Directors held a conference call and concluded that none of the bids received in the auction were acceptable. All directors participating in the call, including Mr. Batchelder, agreed with that conclusion. Mr. Parkinson did not participate in the call. The Board members also concluded that the Company should continue to explore asset sale and refinancing alternatives. During the discussion, Mr. Batchelder briefly recommended, without presenting any materials or asking for a vote, that a sale or merger of the Company be included among the strategic alternatives to be explored. Such recommendation was not adopted at that time. On the next business day, June 12, 1995, the Company announced that no acceptable bids had been received in the Hugoton Field auction. The Company's press release further stated that it would continue to pursue asset sale and refinancing alternatives and that it had engaged Lehman Brothers Inc. ("Lehman Brothers") as financial advisor for this purpose.

  On June 29, 1995, Mr. Washington and Marvin Davis sent a letter to the Board of Directors of the Company asking the Board of Directors to promptly form a committee consisting of all independent directors, with independent financial and legal advisors, to explore all alternatives to enhance value for MESA's shareholders. That same day, a Statement on Schedule 13D (the "Schedule 13D") was filed with the SEC announcing that the members of the 13D Group constituted a group with respect to MESA Common Stock. Also on June 29, 1995, Mr. Batchelder and Mr. Parkinson sent a letter to the other directors of the Company that, among other things, sought the appointment of a committee of independent directors with independent advisors to explore alternatives for enhancing shareholder value, including business combinations or a sale of the Company. The Schedule 13D stated that as of that date the 13D Group beneficially owned an aggregate of 6 million shares of Common Stock of MESA.

  On July 3, 1995, after a conference call with the Majority Directors, the Company filed a lawsuit regarding the Schedule 13D against the members of the 13D Group and certain other persons alleging, among other things, that the defendants violated Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") because they have constituted a group owning more than 5% of the Company's stock since at least late 1994 but did not file a Schedule 13D until June 29, 1995 and because the Schedule 13D fails to disclose the existence and identity of other members of the group. See "Litigation."

  On July 6, 1995, at a special meeting, the Board approved a proposal to expand its review of strategic alternatives to include consideration of the sale of the Company and a stock-for-stock merger. The Board also determined to continue to explore the sale of all or a portion of the Company's Hugoton Field properties and to explore other restructuring alternatives. While the Board determined that all these strategic alternatives should be explored to determine if they would yield a superior value for shareholders, the Board did not make any determination at such meeting that the Company would be sold or merged, that any property sale or other restructuring alternative would be implemented or that any such transaction would be in the best interests of shareholders. Any determination by the Board to implement any particular transaction would be made following the exploration of the alternatives or in response to a proposal for a specific transaction. The Board authorized Lehman Brothers to seek indications of interest from potential buyers of the Company or its properties and of potential merger partners for the Company, both domestic and foreign. The Board determined that all the strategic alternatives would be explored under the direction of MESA's entire Board of Directors and with the advice of Lehman Brothers and Company counsel, and not by a separate committee with separate financial and legal advisors. At the meeting, the Board adopted a timetable for the process recommended by Lehman Brothers. The timetable calls for the Company to receive final bids by late November and to complete definitive documentation for any transactions approved by the Board by year-end 1995. Lehman Brothers stated that this timetable is aggressive and may not be met, especially because of the timing requirements of bidders. Messrs. Batchelder and Parkinson voted against this proposal, stating that their opposition was based on the fact that the proposal did not contemplate a separate committee with separate advisors.

  At the July 6, 1995 meeting, the Board also approved a proposal that the Company adopt a limited-term shareholder rights plan (the "Rights Plan"). Messrs. Batchelder and Parkinson voted against the Rights Plan proposal. The provisions of the Rights Plan would be triggered if a person or group acquired beneficial ownership of 10% or more of the Common Stock after July 6, 1995, except pursuant to a "Permitted Offer" -- a tender or exchange offer that meets certain criteria, as described under "Rights Plan" below. However, if any person or group beneficially owned more than 10% of the Common Stock on July 6, 1995, the Rights Plan would not be triggered unless that person or group were to obtain beneficial ownership of more than 100,000 additional shares.

If triggered, the Rights Plan would allow all shareholders, other than the person or group exceeding the ownership threshold, to purchase Common Stock at a 50% discount. At this meeting, Mr. Batchelder and Mr. Parkinson were invited to raise either at the meeting or at a subsequent Board meeting any questions or comments they might have with respect to the sale process, the engagement of Lehman Brothers and the adoption of the Rights Plan.


  Also on July 6, 1995, following the special meeting of the Board, the 13D Group announced that in light of the decision of MESA's Board of Directors not to appoint a committee of independent directors, the 13D Group would seek to call a special meeting of the Company's shareholders "for the purpose of electing a majority of directors committed to exploring all alternatives for maximizing shareholder value."

  On July 11, 1995, Mr. Batchelder and Mr. Parkinson sent a letter to the other members of the Board of Directors raising questions about the adequacy of the process being followed to explore strategic alternatives and the commitment of Board members to exploring a possible sale or merger of the Company. The letter also raised questions relating to the Company's Rights Plan.

  Also on July 11, 1995, Mr. Washington sent a letter to the Company requesting the right to inspect the Company's share transfer records pursuant to the provisions of the Texas Business Corporation Act (the "TBCA"). On July 18, 1995, the Company notified Mr. Washington that such portion of the requested information which was in the Company's possession or control or which could be obtained from the transfer agent for the Common Stock would be made available for examination by him or his agents upon his satisfaction of the eligibility requirements for such examination under the TBCA. On July 27, 1995, the Company delivered copies of such share transfer records to Mr. Washington through his agent.

  On July 20, 1995, the Board of Directors held a special meeting primarily to elaborate on the initiatives adopted by the Board at the July 6, 1995 Board meeting and to discuss the questions raised by Mr. Batchelder and Mr. Parkinson in their letter to the other directors dated July 11, 1995. At this meeting, Lehman Brothers made a presentation to the Board and the Board reaffirmed its commitment to explore a broad range of strategic alternatives to enhance shareholder value, including the possible sale or merger of the Company. The Board also amended the Permitted Offer exception of the Rights Plan in certain respects, as described under "Rights Plan" below.

  One of the questions relating to the Rights Plan raised by Mr. Batchelder and Mr. Parkinson in their July 11 letter to the other directors related to a clause in the definition of "beneficial ownership" in the Rights Plan that has the practical effect of requiring that a shareholder who solicits requests for a special meeting or other proxies or consents from shareholders must (in order to avoid triggering the Rights Plan) solicit the same in a public solicitation of revocable proxies or consents made in accordance with the SEC's proxy rules, rather than in a private solicitation of ten or fewer shareholders (which would be exempt from the filing requirements under the SEC's proxy rules). In their letter, Mr. Batchelder and Mr. Parkinson asked whether there was any precedent in other rights plans for such a definition and whether the requirement that requests for a special meeting be solicited publicly would affect the ability of shareholders to call a special meeting. At the July 20 meeting, counsel for the Company told the Board that the "public" proxy solicitation requirement was conventional in rights plans. Counsel cited an annually published compilation of rights plans for a recent six-year period that contained 31 representative rights plans, and noted that 30 of those plans included the public solicitation requirement. In addition, counsel noted that such a requirement was included in certain rights plans recently prepared by the two law firms representing the 13D Group. Counsel also suggested that requiring that the solicitation be public is fair because (i) it means there are written materials that tell shareholders who is soliciting and why, (ii) those materials are publicly available so all shareholders can be informed about what is happening and (iii) it requires revocable proxies, so shareholders can change their mind after executing a proxy if they wish to do so. Counsel also suggested that the public solicitation requirement should not impose any significant expense burdens or time delays on the 13D Group's efforts to call a special shareholders meeting since the necessary proxy statement was relatively simple to prepare and would be required to be photocopied and distributed only to those stockholders actually solicited (which, under Mr. Batchelder's and Mr. Parkinson's assumption, would be ten or fewer holders), and since shareholders could be contacted during the period of SEC review of the filing.

  On August 8, 1995, the 13D Group filed a preliminary proxy statement with the SEC with respect to its proposal to call a special meeting of the Company's shareholders. The preliminary proxy statement, as subsequently revised, states that the purpose of the solicitation would be to obtain sufficient written requests from shareholders to call a special meeting, at which shareholders would be asked to vote for or approve (i) the removal of all directors serving on the Board at the date of such meeting, (ii) an amendment to the Company's Bylaws to provide that the Board shall consist of eight directors, which number may be increased or decreased by the Board,
(iii) the election of the eight nominees of the 13D Group to replace the directors so removed and (iv) a resolution to rescind any measures the Board may take prior to the special meeting that would contravene or impede the purposes of the foregoing proposals. The proxy materials indicate that the 13D Group is soliciting all shareholders with respect to calling a special meeting, not just ten or fewer as suggested by Mr. Batchelder and Mr. Parkinson at the July 20 Board meeting. In an amendment to its Schedule 13D filed with the SEC on August 7, 1995, the 13D Group stated that it will not immediately seek to call a special meeting, but will communicate with shareholders with respect to certain matters, and that it will determine in its sole judgment whether and when to seek to call a special meeting.

  On August 15, 1995, John L. Cox, who had been one of the Majority Directors, resigned from the Board of Directors, citing personal reasons.

  On August 22, 1995, at a regular meeting, the Board of Directors received a report from Lehman Brothers regarding the proposal solicitation process. Lehman Brothers reported that it had contacted more than 130 domestic and foreign companies and that approximately 50 of those companies had already expressed an interest in reviewing the reserve and financial data necessary to participate in the process. At that meeting, the Board of Directors also received a report from management and an independent compensation consulting firm regarding change in control severance arrangements. The Board then adopted the MESA Inc. Change in Control Retention/Severance Plan, which is intended to encourage MESA's officers and employees to remain in the Company's employment while it pursues strategic alternatives. Under the plan, officers and employees would receive certain severance benefits in the event of termination or constructive termination of employment following a change in control (as defined) of the Company. Messrs. Batchelder and Parkinson voted against the adoption of the plan. The independent compensation consulting firm advised the Board that the plan is conservatively in line with common practices. See Appendix II hereof, "Employee Retention Provisions," for a summary of the plan.

            ADDITIONAL INFORMATION REVEALED IN LITIGATION DISCOVERY

  Discovery in the Company's lawsuit against the 13D Group (see "Litigation") commenced in mid-July 1995. Such discovery has revealed to the Company that, during the late summer and early fall of 1994, Mr. Batchelder recruited at least four persons in addition to Mr. Washington and the Davis Entities to acquire MESA Common Stock, and such four persons acquired prior to December 1994 (and continue to own as of a recent date) an aggregate of 5,588,000 shares of Common Stock, representing approximately 8.7% of the outstanding shares. Discovery has also revealed that three of such persons acquired their shares (an aggregate of 4,746,200 shares) pursuant to written agreements with Mr. Batchelder's company, Batchelder & Partners, Inc. ("BPI"), in which, among other things, the investors agreed to pay BPI 15% of certain profits that might be realized by such investors on such MESA shares. Such agreements are similar in nature to written agreements between BPI and Mr. Washington and the Davis Entities, respectively, that were entered into effective July 1994. The agreements with the other three persons were purportedly unilaterally terminated by BPI in June 1995. Discovery has also revealed sequential purchasing of shares at separate intervals and other facts that the Company believes show a pattern of coordination in the purchases of MESA shares by Mr. Davis, Mr. Washington and such other investors through Mr. Batchelder and their brokers. The Company's lawsuit asserts that at least three such other investors, in addition to Mr. Washington and the Davis Entities, became part of a "hub-and-spoke" group with respect to MESA shares for which Mr. Batchelder and BPI were the "hub," and that such group was required to, but did not, file a Schedule 13D under Section 13(d) of the Exchange Act once the group members had acquired in the aggregate more than 5% of the Common Stock in August 1994.

  Discovery in the lawsuit has also revealed that, during the late summer and early fall of 1994, Mr. Batchelder and BPI developed and presented to certain of these shareholders books entitled "Project Boot" outlining plans for, among other things, acquiring control of MESA through acquisitions of shares, business combinations or other transactions, as well as a proxy contest. Discovery has also revealed that in mid-1994, Mr. Batchelder and BPI also made presentations to certain other oil and gas companies recommending that they retain BPI as merger and acquisition advisor for the purpose of an attempt to acquire MESA. Notwithstanding Mr. Batchelder's recruitment of such investors and his efforts to initiate an acquisition of MESA, Mr. Batchelder maintained to representatives of MESA on several occasions from and after December 1994 in discussions regarding Mr. Washington's investment in MESA that Mr. Batchelder had "no hidden agenda" with respect to MESA, and the 13D Group is currently taking the position that it has no present intention of attempting to gain control of the Company through an acquisition of shares, business combination or other transaction. In light of the foregoing, the Majority Directors question the credibility of that announced position.

                       POSITION OF THE MAJORITY DIRECTORS

  The Majority Directors believe that the 13D Group's activities have disrupted the Company's efforts to explore all strategic alternatives to enhance shareholder value. While recognizing that it is the shareholders' right to call a special meeting in accordance with the Company's charter and bylaws, the Majority Directors believe that any such meeting will create an additional significant distraction to this process of exploring alternatives. If a special meeting is held, the Majority Directors expect to oppose the 13D Group's efforts to remove and replace the Majority Directors.

  The Majority Directors believe that the Board has taken the actions necessary to commence the process of exploring all alternatives for maximizing shareholder value, and the Majority Directors are committed to seeing the process through to conclusion. However, notwithstanding the Board's determination on July 6, 1995 to expand its review of strategic alternatives to include the sale or merger of the Company, the Board's engagement of Lehman Brothers as its independent financial advisor to manage the solicitation effort and to seek potential merger partners and purchasers for the Company and its assets, the Board's reaffirmation on July 20, 1995 of its commitment to explore a broad range of strategic alternatives to enhance shareholder value and the Board's adoption of an aggressive timetable (now in progress) in which to conduct this process, the 13D Group has continued to repeatedly question the credibility of the process undertaken by the Board to explore the strategic alternatives available to the Company. The Majority Directors believe that the 13D Group's continued attacks on the process are not only invalid, but that they threaten to disrupt the process undertaken by the Company and Lehman Brothers, thus undermining the Majority Directors' efforts to enhance shareholder value. To the extent that the Majority Directors and management must devote significant time and effort to opposing the 13D Group's attempt to remove and replace the Majority Directors, management and the Majority Directors will be distracted from the more important objective of increasing shareholder value through the proposal solicitation process.

                                RIGHTS PLAN

  The provisions of the Rights Plan are triggered if a person or group acquires beneficial ownership of 10% or more of the Common Stock after July 6, 1995, except pursuant to a Permitted Offer--a tender or exchange offer that meets certain criteria, as described below. However, if any person or group beneficially owned more than 10% of the Common Stock on July 6, 1995, the Rights Plan would not be triggered unless that person or group were to obtain beneficial ownership of more than 100,000 additional shares. If triggered, the Rights Plan would allow all shareholders, other than the person or group exceeding the ownership threshold, to purchase Common Stock at a 50% discount. The Rights Plan will expire on December 31, 1996, giving it an 18-month duration in contrast to the 10-year duration of most other rights plans.

  A Permitted Offer under the Rights Plan means a tender offer or an exchange offer commenced on or after September 30, 1995 by a bidder for all outstanding shares of Common Stock, whether or not approved by the Board, (i) that remains open for at least 50 business days; (ii) pursuant to which the bidder together with its affiliates and associates becomes the beneficial owner of 51% of the outstanding shares of Common Stock immediately upon completion of such offer; (iii) if and to the extent the consideration offered is cash, states that the bidder has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to purchase all the shares and pay all related fees and expenses; (iv) if all or part of the consideration offered is securities, offers a security that is to be issued by an entity that has a consolidated net worth at least equal to that of the Company and its consolidated subsidiaries as of June 30, 1995; and (v) states that as promptly as practicable following the completion of such offer, the bidder will propose and seek to consummate a merger of the Company with the bidder (or a subsidiary thereof) in which each share of Common Stock not then owned by the bidder will be converted into the same form and amount of consideration per share as that paid in such offer.

  At its July 20 meeting, the Board of Directors amended the Permitted Offer exception in the Rights Plan to reduce the percentage of the outstanding shares of Common Stock that the bidder together with its affiliates and associates must beneficially own immediately upon completion of an offer for it to be considered a Permitted Offer from 75% to 51%, and to clarify that other conditions to a Permitted Offer must be satisfied both at and after the commencement thereof.

  The Majority Directors believe that the Rights Plan's Permitted Offer exception and its 18-month duration make the Rights Plan significantly different from most other rights plans, although it, like the other rights plans, is designed to deter certain bidder-favorable takeover tactics. The Rights Plan is designed to ensure that any takeover proposal to the Company's shareholders receives adequate time for evaluation and for the emergence of competing bids and to deter tactics such as partial bids and street sweeps--but not to prevent shareholders from deciding for themselves whether to accept an offer that constitutes a Permitted Offer, whether or not such offer is approved by the Board of Directors.

  The Rights Plan has a number of effects that are potentially advantageous to shareholders. It can be used to defend against an inadequate takeover proposal (unless the acquisition is a Permitted Offer) or a partial or front-end loaded tender offer. Because only the Board of Directors can redeem the Rights, the Rights Plan could enable the Board to exercise increased leverage in negotiating on behalf of shareholders and enable the Board to reject an offer that does not qualify as a Permitted Offer and that the Board determines is not in the best interests of shareholders. Such negotiating leverage may also be useful in seeking to compel any potential acquiror to pay a higher price for the Company if a determination is made that the Company should be sold; it should be noted, however, that an offer that qualifies as a Permitted Offer need not satisfy any minimum price criteria. The Rights Plan could also provide the Board of Directors more time to respond to a tender offer than the minimum 20 business days allowed by the federal tender offer rules. The additional time could allow the Board to negotiate with the original bidder or other potential bidders, to formulate a restructuring or recapitalization or to develop another response to the tender offer. In an auction of the Company, the Rights Plan could be used, subject to offers that qualify as Permitted Offers, to prevent one bidder, who may have a tactical or timing advantage, from gaining control of the Company before the auction has run its course. There can be no assurance that the Rights Plan will have any or all of these advantages.

  The Rights Plan may also have effects that are disadvantageous. The Rights would cause substantial dilution to any person or group that were to become the beneficial owner (as determined under the Rights Plan) of 10% or more of the outstanding shares of Common Stock without the approval of the Company's Board of Directors, unless such acquisition were pursuant to a Permitted Offer. As a result, the overall effect of the Rights may be to render more difficult the accomplishment of certain mergers and acquisitions that are not Permitted Offers or the assumption of control by a principal shareholder or group, thus making more difficult the removal of management. This could be the result even if such measures are supported by holders of a large number of shares. The adoption of the Rights Plan has been made the subject of certain litigation (see "Litigation"), and in the event of any unsolicited takeover attempt, there could be additional legal challenges to the adoption of the Rights Plan or to a refusal by the Board of Directors to redeem the Rights. The Rights Plan also could result in heightened judicial scrutiny of director actions and place the Board of Directors under pressure to redeem the Rights in connection with acquisition proposals that are conditioned upon the Board's redeeming the Rights or that proffer a higher price if the Rights are redeemed. Additionally, adoption of the Rights Plan may raise discontent among some shareholders and lead to shareholder proposals to redeem the Rights Plan. There can be no assurance that the Rights Plan will not have other disadvantages.

  For a more complete summary of the provisions of the Rights Plan, see Appendix I hereto.

           CERTAIN INFORMATION REGARDING THE MAKING OF SOLICITATIONS

  This Proxy Statement is being furnished to shareholders with whom the Company or the Majority Directors are having communications that could be deemed to constitute solicitations under the federal proxy rules. This Proxy Statement is intended to facilitate communications between the Company and shareholders of the Company during the time a proxy solicitation could be deemed to occur under such rules.

  Communications that could be deemed solicitations may be made by mail, telephone, telegram, facsimile transmission and other electronic communication methods or in person. Communications that could be deemed solicitations may be made by the Majority Directors, certain officers, representatives and regular employees (who will receive no additional compensation beyond their regular salaries) of the Company. Press releases by the Company and other published statements could also be deemed to constitute solicitations. In the event that the Company requests brokers and other custodians or nominees to forward this Proxy Statement to beneficial owners of Common Stock, the Company will reimburse such persons for their out of pocket expenses.

  The entire expense of this Proxy Statement and any solicitations relating hereto by the Company or the Majority Directors will be borne by the Company. Costs and expenses incidental to this Proxy Statement and any such solicitations include expenditures for legal and related expenses incurred in preparing and filing this Proxy Statement and furnishing it to shareholders. Certain travel costs may also be deemed to constitute solicitation costs. All
such costs are expected to total approximately $[       ]. Costs incurred as
of August [   ], 1995 are approximately $[            ].

  NO FORM OF PROXY, CONSENT OR REVOCATION IS INCLUDED WITH THIS PROXY STATEMENT, AND THE MAJORITY DIRECTORS ARE NOT REQUESTING ANY PROXY, CONSENT OR REVOCATION AT THIS TIME. IT IS NOT THE PURPOSE OF THIS PROXY STATEMENT TO OBTAIN PROXIES TO VOTE ON THE ISSUES THAT WOULD BE PRESENTED AT A SPECIAL MEETING. IF A SPECIAL MEETING IS CALLED, THE MAJORITY DIRECTORS WILL DELIVER TO SHAREHOLDERS A PROXY STATEMENT AND WILL SOLICIT PROXIES WITH RESPECT TO THE ISSUES TO BE VOTED UPON AT THE SPECIAL MEETING.

            CERTAIN INFORMATION REGARDING CALL OF A SPECIAL MEETING

  At the date hereof, there are 64,050,009 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters that come before shareholders, except that cumulative voting is allowed in the election of directors.

  Under the Articles of Incorporation and Bylaws of the Company and the TBCA, the Secretary of the Company is required to call a special meeting of the shareholders upon the written request of holders of shares entitled to cast not less than 20% of all the votes entitled to be cast at such a meeting. The TBCA provides that the record date for determining shareholders entitled to call a special meeting may be stated in or fixed in accordance with the Bylaws. The Bylaws provide that the Board of Directors shall have the exclusive authority to fix, in advance, a record date in order to make a determination of shareholders for any proper purpose, and that such date shall be not more than 60 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. New York Stock Exchange rules require that the Company provide the Exchange with at least 10 days advance notice of any record date. The record date for the determination of shareholders entitled to call a special meeting, as fixed by the Board, is
[         ], 1995.

  The Bylaws further provide that upon receipt of any such request for a special meeting and of a statement containing certain information as to the business to be brought before the meeting and the shareholders who intend to propose such business, the Board of Directors shall set a date for the special meeting, fix the record date for the determination of shareholders entitled to vote at the special meeting and direct the appropriate officer to give proper notice of the meeting to the shareholders. The Bylaws require the above-described statement to be given to the Company 80 days in advance of any annual or special meeting of shareholders, unless the meeting date is not publicly announced at least 90 days in advance of such meeting, in which case the statement must be received within 10 days after the first public announcement of the date of such meeting. The Bylaws provide that shareholders may not bring business before a meeting or make nominations at a meeting unless done so in accordance with the Bylaws requiring such statement.

  The Bylaws also provide that the Board of Directors shall designate an independent third party not affiliated with the Company or any other third party soliciting proxies, to collect, count and hold all proxies and ballots that identify shareholders. The Company believes that the Bylaw provision requiring independent and confidential collection and counting of proxies helps assure the integrity of the proxy process and is in the best interests of the shareholders and the Company. The 13D Group has not yet requested that the Board designate an independent third party for the collection of its proxies. Because the Majority Directors are not seeking forms of proxy or revocation in connection with the call of a special meeting, no independent collection agent is required for their activities at this time.

                                   LITIGATION

  On July 3, 1995, the Company filed a complaint in United States District Court for the Northern District of Texas against the members of the 13D Group and certain other persons. The complaint alleges, among other things, that the defendants violated Section 13(d) of the Securities Exchange Act because they had constituted a group owning more than 5% of the Company's stock since at least late 1994 but did not file a Schedule 13D until June 29, 1995. The complaint further alleges that the Schedule 13D ultimately filed by the 13D Group was false and misleading in certain respects and failed to disclose certain material information, including the existence and identity of other members of the group. The complaint requests the court to preliminarily and permanently enjoin defendants, their agents and affiliates, and all other persons acting in concert with them or on their behalf, directly or indirectly, from: voting in person or by proxy any shares of MESA stock; soliciting any proxies (including any requests to call a special shareholders meeting) from owners of MESA stock; purchasing or otherwise acquiring any additional MESA stock; taking any steps to replace current MESA directors with nominees of the defendants; exercising or attempting to exercise influence and control over the affairs of MESA; selling or disposing of MESA shares except by orderly means designed to ensure wide public distribution; and encouraging other persons to do any of the foregoing or otherwise acting in concert with others in the acquisition, holding, voting, and disposition of MESA stock. The complaint also requests entry of a judgment rescinding the Washington Agreement and compelling the resignation of Messrs. Batchelder and Parkinson from the Board of Directors. Discovery has commenced. See "Additional Information Revealed in Litigation Discovery." The Court had scheduled a hearing for August 25, 1995 on the Company's request for a preliminary injunction. On August 17, the judge to whom the case had been assigned recused himself from the case and ordered a continuance of the hearing. No new hearing date has been set.

  On August 8, 1995, the 13D Group filed an answer denying the Company's claims and asserting a counterclaim against MESA and the Majority Directors. The counterclaim, as amended August 17, 1995, alleges, among other things, that there have been undisclosed arrangements among certain of the Majority Directors pursuant to which they acted together to acquire Common Stock in advance of public announcements of material events involving MESA; that such directors constituted a group owning more than 5% of the Company's Common Stock and should have filed a Schedule 13D disclosing such arrangements; that Mr. Pickens violated federal securities laws by purchasing and selling MESA debt securities during the pendency of its auction of the Hugoton Field assets, but prior to public disclosure of the prospects concerning the auction; that during late 1994, certain of the Majority Directors violated federal securities laws by purchasing Common Stock while in possession of material, non-public information that they obtained pursuant to these alleged arrangements; that the Rights Plan was implemented for the purpose of entrenching the existing Board of Directors and management and that its adoption was a breach of fiduciary duty and inconsistent with Texas law; and that the Rights Plan has an unreasonably low trigger, chills proxy contests and was unreasonable in reaction to any threat that could reasonably have been perceived by the Board at the time of adoption. The counterclaim seeks, among other things, to enjoin certain of the Majority Directors from voting any shares of MESA stock or acquiring additional shares of MESA stock. The counterclaim also seeks invalidation of the Rights Plan and compensatory damages for breach of fiduciary duty and for unlawful trades in MESA securities.

  On July 3, 1995, Robert Strougo filed a purported class action lawsuit in the District Court for Dallas County, Texas against the Company and the Majority Directors (as of such date) alleging, among other things, that: the defendants have engaged in a plan and scheme to entrench themselves in their positions of control over the Company at the expense of plaintiff and MESA's public shareholders; the defendants breached their fiduciary duties; the defendants' conduct has prevented and is preventing plaintiff and the purported class from receiving the maximum value for their shares; and plaintiff and the other members of the purported class will suffer irreparable harm if the alleged wrongful acts are not enjoined. The lawsuit also alleges in particular that the defendants have breached their fiduciary duties by failing to consider a sale of the entire Company; that the defendants have evidenced a predisposition and determination to reject and thwart any effort to enhance shareholder value so as to preserve and protect their emoluments and positions with the Company, and without regard to the interests of MESA's shareholders; and that the defendants have failed to inform themselves as to any and all potential acquirors of the Company so as to maximize shareholder value. The lawsuit seeks declaratory relief, preliminary and permanent injunctive relief, compensatory damages together with interest, counsel and expert fees and expenses and such further relief as the court deems proper.

  On July 18, 1995, Deborah Eigen and Adele Brody filed a purported derivative class action lawsuit in the United States District Court for the Northern District of Texas against the Majority Directors (as of such date) alleging, among other things, that the defendants breached their fiduciary duties by failing to fully inform themselves of all available alternatives, including the possible sale of the Company, resisting attempts to call special shareholder meetings to elect new directors, adopting the Rights Plan and filing the complaint against the members of the 13D Group. The complaint alleges that the defendants have acted in an effort to prevent a change of control and to protect their positions of control and salaries and other emoluments. The lawsuit seeks, among other things, money damages, return to the Company of all salaries and other remuneration paid to the defendants during the time they were allegedly in breach of fiduciary duties, institution of policies designed to protect and prevent conduct such as that alleged in the complaint, counsel and expert fees and such further relief as the court deems proper.

  On July 20, 1995, Herman Krangel, Lillian Krangel and Jacquelyn A. Cady filed a purported class action lawsuit in the District Court for Dallas County, Texas against the Company and the Majority Directors (as of such date) alleging, among other things, that the Majority Directors have breached their fiduciary duties by impeding rather than seeking the maximization of shareholder value, including by adopting the Rights Plan, filing the complaint against the members of the 13D Group, and failing to actively pursue the acquisition of the Company by other companies or to conduct an adequate market check. In particular, the complaint alleges that the Majority Directors have failed to inform themselves as to all reasonable alternatives available to the Company, perform an appropriate market check, solicit bids for the Company, put the Company up for auction, or otherwise take appropriate steps to maximize the value of the Company to its stockholders. The complaint alleges that the defendants' primary concern is the entrenchment and perpetuation of their positions of control and that statements by the Chairman of the Board indicate that the defendants have a clear bias in favor of a restructuring plan and have a bias against and have acted to discourage any merger, acquisition or other change in control transaction. The lawsuit seeks, among other things, injunctive relief, a declaration that the Rights Plan is a legal nullity, appointment of a special committee of independent outside directors of the Company, disclosure of all material facts to the purported class, the creation of a stockholders' committee to protect purported class members' interests in connection with measures to achieve maximum value for the Company's shares, recision of any transactions inconsistent with the Board's duties, money damages, counsel and expert fees and expenses and such further relief as the court deems proper.

  On August 15, 1995, William A. Montagne, Jr. filed a purported class action lawsuit in the District Court for Dallas County, Texas against the Company and the Majority Directors (as of such date) containing substantially the same allegations and seeking substantially the same relief as the July 20, 1995 lawsuit described above.

  The Majority Directors believe that the claims made against them in each of the above described actions are without merit.

                  CERTAIN INFORMATION REGARDING PARTICIPANTS

  The Company, each of its directors (other than Messrs. Batchelder and Parkinson) and each of its executive officers could be deemed participants in any solicitation by the Majority Directors in opposition to the 13D Group (collectively, the "Participants"). Certain information relating to the Participants, including information that has been excerpted from MESA's Proxy Statement dated April 4, 1995, relating to the 1995 Annual Meeting, is attached as Appendix II hereto.

                       BENEFICIAL OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table presents certain information as to the beneficial ownership of the Company's Common Stock as of July 31, 1995, by the current officers and directors of the Company, individually and as a group. No Participant is the record owner of any securities of the Company of which the Participant is not also the beneficial owner.

                                                            NUMBER OF
                                                            SHARES OF PERCENTAGE
                                                             COMMON   OF COMMON
                                                            STOCK(1)    STOCK
                                                            --------- ----------
Majority Directors:
  Paul W. Cain.............................................   260,139       *
  John S. Herrington.......................................    10,000       *
  Wales H. Madden, Jr......................................    22,000       *
  Boone Pickens(2)......................................... 4,945,376     7.6%
  Fayez S. Sarofim......................................... 1,400,000     2.2%
  Robert L. Stillwell......................................    26,500       *
  J. R. Walsh, Jr.(3)......................................    75,620       *
Officers:
  Dennis E. Fagerstone.....................................    81,000       *
  Stephen K. Gardner.......................................    69,229       *
  Andrew J. Littlefair(4)..................................    85,938       *
  William D. Ballew........................................    51,103       *
Majority Directors and officers as a group (11 persons).... 7,026,905    10.7%
Other Directors:
  David H. Batchelder(5)...................................        --       *
  Dorn Parkinson(5)(6).....................................        --       *
All directors and officers as a group (13 persons)......... 7,026,905    10.7%

- --------
* Less than 1.0%

(1) Includes shares issuable upon the exercise of options that are exercisable within 60 days of July 31, 1995, as follows: 1,011,250 shares for Mr. Pickens; 250,000 for Mr. Cain; 81,000 for Mr. Fagerstone; 53,000 for Mr. Gardner; 69,250 for Mr. Littlefair; 49,000 for Mr. Ballew; and 1,513,500 for all directors and officers as a group.

(2) The above amount includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. The above amounts exclude 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(3) Excludes 1,027 shares of Common Stock owned by Mrs. Walsh as her separate property, as to which Mr. Walsh disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(4) Excludes 1,125 shares of Common Stock owned by Mrs. Littlefair as her separate property, as to which Mr. Littlefair disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(5) The beneficial ownership information for Messrs. Batchelder and Parkinson is taken from the Schedule 13D filed by the 13D Group, of which Messrs. Batchelder and Parkinson are members. The Schedule 13D states that the 13D Group is the beneficial owner of 6,000,000 shares of Common Stock. Matters relating to such Schedule 13D are the subject of a lawsuit by the Company. See "Certain Beneficial Owners" and "Litigation."

(6) Excludes 3,800 shares of Common Stock owned by Mr. Parkinson's son as his separate property, as to which Mr. Parkinson disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

SECURITY OWNERSHIP OF 13D GROUP'S NOMINEES

  Proxy materials filed by the 13D Group state that seven of the eight persons whom the 13D Group proposes to nominate for election to the Board beneficially own no shares of Common Stock and that the eighth nominee owns 1,500 shares. See "Litigation."

CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information as of July 31, 1995, regarding each person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the Common Stock. Information is based on the most recent
Schedule 13D, 13F or 13G filed by such holder with the SEC, or other information provided by the holder to the Company.

                                                       AMOUNT AND NATURE OF
                                                       BENEFICIAL OWNERSHIP
                                                  ------------------------------
                                                  NUMBER OF SHARES PERCENTAGE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER        OF COMMON STOCK  COMMON STOCK
      ------------------------------------        ---------------- -------------
Boone Pickens....................................    4,945,376(1)       7.6%
 1400 Williams Square West
 5205 North O'Connor Boulevard
 Irving, Texas 75039-3746
The Prudential Insurance Company of America......    4,414,727(2)       6.9%
 Prudential Plaza
 Newark, New Jersey 07102-3777
13D Group........................................    6,000,000(3)       9.4%
 c/o Dennis R. Washington
 Washington Corporations
 101 International Way
 Missoula, Montana 59807

- --------
(1) See notes (1) and (2) to the table under "Security Ownership of Directors and Officers."

(2) The Schedule 13F filed with the SEC on August 7, 1995 by The Prudential Insurance Company of America states its ownership as of June 30, 1995.

(3) The 13D Group filed a Schedule 13D on June 29, 1995. The Schedule 13D states that the group consists of Dennis R. Washington, Marvin Davis, Davis Acquisition, L.P., Davis Companies, the Marvin Davis and Barbara Davis Revocable Trust, David H. Batchelder and Dorn Parkinson. The
    Schedule 13D states that Dennis R. Washington has sole voting power over 3,500,000 shares of common stock and that Davis Acquisition, L.P., Davis Companies, the Marvin Davis and Barbara Davis Revocable Trust, and Marvin Davis have shared voting power over the remaining 2,500,000 shares held by the 13D Group. The Company has alleged that other parties are members of such group and that such group's beneficial ownership exceeds 6,000,000 shares of Common Stock. See "Litigation."

                           1996 STOCKHOLDER PROPOSALS

  Proposals that shareholders of the Company intend to present for inclusion in the Company's Proxy Statement and form of proxy with respect to the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices in Irving, Texas, not later than December 7, 1995.

                                 OTHER MATTERS

  If you desire a copy of the Company's Annual Report on Form 10-K or other reports filed under the Exchange Act, you should send a written request to MESA Inc., Stockholder Services, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039-3746, and a copy will be provided to you without charge. A copy of the Rights Plan may be obtained, free of charge, in the same fashion.

                                          On behalf of the Majority Directors


                                          -------------------------------------
Irving, Texas                             Boone Pickens
August [   ], 1995                        Chairman of the Board and Chief
                                          Executive Officer

                                APPENDIX I


           DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

                  DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

  On July 6, 1995, the Board of Directors declared a dividend of one right to purchase preferred stock ("Right") for each outstanding share of the Company's Common Stock to shareholders of record at the close of business on July 17, 1995. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a purchase price of $15 per Fractional Share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of July 6, 1995 as it may from time to time be supplemented or amended (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent.

  Initially, the Rights will be attached to all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of
(i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances, the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. If, at the time of the adoption of the Rights Agreement, any person or group of affiliated or associated persons is the beneficial owner of 10% or more of the shares of Common Stock then outstanding, such person shall not become an Acquiring Person unless and until such time as (i) such person or group shall purchase or otherwise become the beneficial owner of more than 100,000 additional shares (less any shares referred to in clause (ii)) of Common Stock or (ii) any other person or persons who is or are the beneficial owner of an aggregate of more than 100,000 shares of Common Stock (less any shares referred to in clause (i)) shall become affiliated or associated with such person and as a result of either clause (i) or (ii), such person or group is the beneficial owner of 10% or more of the shares of Common Stock then outstanding.

  Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates (together with a copy of this Summary of Rights or bearing the notation referred to below) and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after July 17, 1995 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock (with or without a copy of this Summary of Rights) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 1996, unless earlier redeemed or exchanged by the Company as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person except pursuant to a Permitted Offer (as hereinafter defined), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement), equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all

Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $15 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $30 worth of Common Stock (or other consideration, as noted above), based upon its then Current Market Price, for $15. Assuming that the Common Stock had a Current Market Price of $5 per share at such time, the holder of each valid Right would be entitled to purchase six shares of Common Stock for $15.

  In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The term "Permitted Offer" means a tender offer or an exchange offer commenced on or after September 30, 1995 by a bidder for all outstanding shares of Common Stock (i) that remains open for at least 50 business days;
(ii) pursuant to which the bidder together with its Affiliates and Associates becomes the beneficial owner of 51% of the outstanding shares of Common Stock immediately upon completion of such offer; (iii) if and to the extent the consideration offered is cash, states that the bidder has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate such tender offer and pay all related fees and expenses; (iv) if all or part of the consideration offered is securities, offers a security that is to be issued by an entity that has a consolidated net worth at least equal to that of the Company and its consolidated subsidiaries as of June 30, 1995; and (v) states that as promptly as practicable following the completion of such offer, the bidder will propose and seek to consummate a merger of the Company with the bidder (or a subsidiary thereof) in which each share of Common Stock not then owned by the bidder will be converted into the same form and amount of consideration per share as that paid in such offer. In order to satisfy the requirements of clause (i) of this definition, if the nature or amount of the consideration offered in such offer is changed after the offer is commenced, the offer must remain open for at least 50 business days from the date of such change; provided that the requirement of this sentence shall not apply (a) if the consideration is increased after the offer is commenced to an amount that equals or exceeds in value the consideration offered in any other tender offer or exchange offer for shares of Common Stock that is open at the time such increase is made and (b) such consideration is not thereafter reduced. In order to satisfy the requirements of clauses (iii), (iv) and (v) of this definition, the offer must satisfy such requirements at and after the commencement thereof.

  The Purchase Price payable, and the number of Fractional Shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the

Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

  At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  The term "Continuing Director" means any member of the Board of Directors of the Company, while such Person is a member of the Board of Directors of the Company, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate, if (i) such Person was a member of the Board of Directors of the Company prior to the time a Person becomes an Acquiring Person or (ii) such Person's nomination for election or election to the Board of Directors of the Company is recommended or approved by a majority of the then Continuing Directors.

  At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, the Company (with the concurrence of a majority of the Continuing Directors) may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

  Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company (in certain circumstances, with the concurrence of the Continuing Directors) as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company and the Right Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

  The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors, unless such acquisition is pursuant to a Permitted Offer. As a result, the overall effect of the Rights may be to render more difficult or discourage certain attempts to acquire the Company. Because the Company's Board of Directors (in some cases, with the concurrence of the Continuing Directors) can redeem the Rights, the Rights should not interfere with a merger or other business combination approved by the Board of Directors of the Company.

                                APPENDIX II

               ADDITIONAL INFORMATION REGARDING PARTICIPANTS

  The following table sets forth with respect to each MESA director (other than Messrs. Batchelder and Parkinson) (i) his name and age, (ii) the period during which he has served as a director, if currently a director, and (iii) his principal occupation over the last five years (including other directorships and business experience):

        NAME AND AGE                    BUSINESS EXPERIENCE OVER PAST FIVE YEARS
        ------------                    ----------------------------------------
Boone Pickens, age 67.......  January 1992-Present, Chairman of the Board of Directors and
                               Chief Executive Officer of the Company; October 1985-
                               December 1991, General Partner of Mesa Limited Partnership
                               (predecessor to the Company and hereinafter referred to as the "Partnership"); 1964-January 1987, Chairman of the
                               Board, President, and founder of Mesa Petroleum Co.
                               (predecessor to the Partnership, hereinafter referred to as
                               "Original Mesa").
Paul W. Cain, age 56........  January 1992-Present, Director, President, and Chief
                               Operating Officer of the Company; August 1986-December
                               1991, President, Chief Operating Officer of the
                               Partnership; Director of Bicoastal Corporation.
John S. Herrington, age 56..  January 1992-Present, Director of the Company; December
                               1991-Present, personal investments and real estate
                               activities; May 1990-November 1991, Chairman of the Board
                               of Harcourt Brace Jovanovich, Inc. (publishing); May 1989-
                               May 1990, Director of Harcourt Brace Jovanovich, Inc.;
                               February 1989, Secretary of the Department of Energy of
                               United States.
Wales H. Madden, Jr., age
 67.........................  January 1992-Present, Director of the Company; December
                               1985-December 1991, Member of Advisory Committee of the
                               Partnership; 1964-January 1987, Director of Original Mesa;
                               Self-employed attorney and businessman for more than the
                               last five years; Director of Boatmen's First National Bank of Amarillo.
Fayez S. Sarofim, age 66....  January 1992-Present, Director of the Company; Chairman of
                               the Board and President of Fayez Sarofim & Co. (investment adviser) for more than the last five years; Director of
                               Teledyne, Inc., Unitrin, Inc., Argonaut Group, Inc., and
                               Imperial Holly Corporation.
Robert L. Stillwell, age 58.  January 1992-Present, Director of the Company; December
                               1985-December 1991, Member of the Advisory Committee of the
                               Partnership; 1969-January 1987, Director of Original Mesa;
                               Partner in the law firm of Baker & Botts, L.L.P., for more than the last five years.
J.R. Walsh, Jr., age 70.....  January 1992-Present, Director of the Company; December
                               1985-December 1991, Member of the Advisory Committee of the
                               Partnership; 1982-January 1987, Director of Original Mesa;
                               President and Chairman of the Board of United Mud Service
                               Company (oil and gas service company) for more than the
                               last five years.

DIRECTOR COMPENSATION, CERTAIN RELATIONSHIPS, AND COMMITTEES

  Each director of the Company serving during 1994 who was not also an employee of the Company or its subsidiaries received compensation of $20,000 in 1994. Directors who are also employees of the Company receive no remuneration for their services as directors.

  Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended

December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995.

  Mr. Stillwell, a director and member of the Compensation and Stock Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995.

  Mr. Walsh, a director and member of the Compensation and Stock Option Committees, is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995.

                           MANAGEMENT OF THE COMPANY

  The following table sets forth the name, age, and five-year employment history of each Executive Officer of the Company:

        NAME AND AGE                    BUSINESS EXPERIENCE OVER PAST FIVE YEARS
        ------------                    ----------------------------------------
Boone Pickens, age 67.......  January 1992-Present, Chairman of the Board of Directors and
                               Chief Executive Officer of the Company; October 1985-
                               December 1991, General Partner of the Partnership; 1964-
                               January 1987, Chairman of the Board, President, and founder of Original Mesa.
Paul W. Cain, age 56........  January 1992-Present, Director, President, and Chief
                               Operating Officer of the Company; August 1986-December
                               1991, President, Chief Operating Officer of the
                               Partnership; Director of Bicoastal Corporation.
Dennis E. Fagerstone, age
 46.........................  January 1992-Present, Vice President-Exploration and
                               Production of the Company; May 1991-December 1991, Vice
                               President-Exploration and Production of the Partnership;
                               June 1988-May 1991, Vice President-Operations of the
                               Partnership.
Stephen K. Gardner, age 35..  June 1994-Present, Vice President, Chief Financial Officer
                               of the Company; January 1992-May 1994, Vice President of
                               BTC Partners Inc. (financial consultant to the Company);
                               May 1988-December 1991, Financial Analyst of BTC Partners,
                               Inc.; June 1987-April 1988, Financial Analyst of the
                               Partnership; Director of Bicoastal Corporation.
Andrew J. Littlefair, age
 34.........................  January 1992-Present, Vice President-Public Affairs of the
                               Company; August 1987-December 1991, Assistant to the
                               General Partner of the Partnership; January 1984-August
                               1987, Staff Assistant to the President of the United
                               States, Washington, D.C.
William D. Ballew, age 37...  January 1992-Present, Controller of the Company; May 1991-
                               December 1991, Controller of the Partnership; January 1991-
                               May 1991, Manager-Accounting of the Partnership; December
                               1988-December 1990, Assistant to the Controller of the
                               Partnership; July 1986-December 1988, Audit Manager for
                               Price Waterhouse, Dallas, Texas.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other five most highly compensated executive officers of the Company for services rendered to the Company during the years 1992 through 1994.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                      AWARDS-
                                                                     NUMBER OF
                                                                       SHARES
   NAME AND PRINCIPAL                                OTHER ANNUAL    UNDERLYING     ALL OTHER
        POSITION          YEAR  SALARY   BONUS      COMPENSATION(2) OPTIONS/SARS COMPENSATION(3)
   ------------------     ----  ------   -----      --------------  ------------ ---------------
Boone Pickens,            1994 $675,000 $175,000         $--             200,000      $1,094,500(4)
 Chairman of the          1993  675,000       --          --             275,000         114,750(5)
 Board of Directors and   1992  960,000       --(1)       --             800,000       1,047,707(6)
 Chief Executive Officer
Paul W. Cain,             1994  400,020  150,000          --             150,000          93,503(7)
 President,               1993  400,020  225,000          --             100,000         106,253(8)
 Chief Operating Officer  1992  400,020       --(1)       --             150,000         273,040(9)
Dennis E. Fagerstone,     1994  199,980  100,000          --              85,000          50,997(10)
 Vice President-          1993  199,980   75,000          --              10,000          46,747(11)
 Exploration and
 Production               1992  199,980  106,323(1)       --              50,000          72,740(12)
Stephen K. Gardner        1994   92,095   60,000          --             135,000          25,856(13)
 Vice President,          1993       --       --          --                  --              --(14)
 Chief Financial Officer  1992       --       --          --                  --              --(14)
Andrew J. Littlefair,     1994  115,980  100,000          --              85,000          36,717(15)
 Vice President-Public    1993  115,980   75,000          --              25,000          32,467(16)
 Affairs                  1992  109,980   92,330(1)       --              30,000          47,583(17)
William D. Ballew,        1994  121,230   40,000          --              45,000          27,409(18)
 Controller               1993  115,980   50,000          --              10,000          28,217(19)
                          1992  109,980   66,512(1)       --              30,000          43,807(20)

- --------
(1) Bonuses paid to the executive officers of the Company in 1992 include bonus payments with respect to performance in 1992 as well as the unpaid portion of deferred bonuses awarded in 1990 and 1991. The following amounts were paid to the executive officers of the Company for services rendered during 1992: $0 to Mr. Pickens; $0 to Mr. Cain; $28,000 to Mr. Fagerstone; $32,000 to Mr. Littlefair; and $21,000 to Mr. Ballew. On July 1, 1992, the Company canceled the key employee life insurance policies for certain of its officers and other employees and collected the aggregate cash surrender value of $1,210,859. At the same time, the Company accelerated the deferred portion of bonuses awarded in previous years to such officers and employees. The balance of the 1992 bonus amounts represents the acceleration of the deferred portion of bonuses for prior years that were paid to each individual in the above table in connection with the cancellation of employee life insurance policies. Bonuses paid to the individuals named in the table above for 1992 (but not for 1993 or 1994) were paid pursuant to a bonus plan under which the Company awarded bonuses by reference to the achievement of certain established objectives by such individuals for the bonus plan year, although under such plan awards could be made even if all such objectives were not fully achieved. Under such plan, awards generally vested and were paid in three annual installments. Bonuses paid in 1993 and 1994 were awarded based upon the decisions of the Company's Compensation Committee. See "Compensation Committee Report" below.

(2) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1994, 1993, and 1992, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

(3) Except as reflected in other notes, "All Other Compensation" consists of the following items. First, the Company maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Internal Revenue Code (the "Code") and the Retirement Plans. See "Limitation on Contributions to Benefit Plans" below. The maximum annual amount of employer contributions to the Retirement Plans totaled $25,500 in 1994 and $30,000 in 1993 and 1992. The Company contributed 17% of each employee's total 1994 compensation to the Retirement Plans. Second, to the extent that 17% of an employee's total compensation exceeded $25,500 in 1994 (all employees with total compensation in excess of $150,000) and $30,000 in 1993 and 1992 (all employees with total compensation in excess of $176,470), the Company, as a matter of policy, paid the excess amount in cash to such employee. Third, prior to July 1, 1992, the Company maintained a key employee life insurance program (see separate discussion below) for each executive officer and certain other key employees for which the Company paid a major portion of the premiums. Fourth, Mr. Pickens was granted a bonus, payment of which has been deferred until his retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities, which were managed by Mr. Pickens. See "Compensation Committee Report" below.

(4) Includes the following: a $25,500 Retirement Plans contribution; a $119,000 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above; a $950,000 bonus payment which has been deferred until Mr. Pickens' retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities managed by him. See "Compensation Committee Report" below.

(5) Includes the following: a $30,000 Retirement Plans contribution; an $84,750 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(6) Includes the following: $114,244 of life insurance premiums; a $30,000 Retirement Plans contribution; a $133,200 payment for Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $3,590,345 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $4,360,608. The net amount attributable to 1992 is reflected in the summary compensation table.

(7) Includes the following: a $25,500 Retirement Plans contribution; a $68,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(8) Includes the following: a $30,000 Retirement Plans contribution; a $76,253 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(9) Includes the following: $28,266 of life insurance premiums; a $30,000 Retirement Plans contribution; a $38,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $323,229 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $500,000. The net amount attributable to 1992 is reflected in the summary compensation table.

(10) Includes the following: a $25,500 Retirement Plans contribution; a $25,497 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(11) Includes the following: a $30,000 Retirement Plans contribution; a $16,747 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(12) Includes the following: $6,840 of life insurance premiums; a $30,000 Retirement Plans contribution; a $35,900 payment for a Retirement Plans contribution in excess of the contribution limitation as described in
     Note 3 above.

(13) Mr. Gardner joined the Company in June 1994, after serving as an officer of BTC Partners Inc., a financial consultant to the Company. Includes the following: a $15,300 Retirement Plans contribution; a $10,556 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(14) Mr. Gardner was not an officer of the Company in this fiscal year.

(15) Includes the following: a $25,500 Retirement Plans contribution; an $11,217 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(16) Includes the following: a $30,000 Retirement Plans contribution; a $2,467 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(17) Includes the following: $2,187 of life insurance premiums; a $30,000 Retirement Plans contribution; a $15,396 payment for a Retirement Plans contribution in excess of the contribution limitation as described in
     Note 3 above.

(18) Includes the following: a $25,500 Retirement Plans contribution; a $1,909 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(19) Includes a $28,217 Retirement Plans contribution.

(20) Includes the following: $3,360 of life insurance premiums; a $30,000 Retirement Plans contribution; a $10,447 payment for a Retirement Plans contribution in excess of the contribution limitation as described in
     Note 3 above.

EMPLOYEES PREMIUM AND PROFIT SHARING PLANS

  MESA maintains the Retirement Plans for the benefit of its employees. Each year, the Company is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven.

  Effective December 31, 1991, all participants were fully vested in their account balances in the Retirement Plans as a result of certain property dispositions consummated in 1990 and 1991. Participants shall remain fully vested in their 1991 balances, but contributions in 1992 and later years under the Retirement Plans are subject to the vesting schedule described above.

  Prior years of service with the Company's predecessors are counted in the vesting schedule. Amounts accumulated and vested are distributable only under certain circumstances, including termination of the Retirement Plans.

LIMITATION ON CONTRIBUTIONS TO BENEFIT PLANS

  Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited to the lesser of what is specified by the Code or by the Retirement Plans. The Code provides that annual additions to a participant's account may not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Retirement Plans provide that aggregate annual additions to a participant's account may not exceed 17% of eligible compensation as defined by the Retirement Plans. The eligible compensation per the Code was limited to $150,000 in 1994 and $228,000 in 1993 and 1992. The Company, in its
discretion, may determine to make cash payments of amounts attributable to an employee's participation in the Retirement Plans to the extent such amounts exceed the Code limitations. As a matter of general policy for employees of the Company, the Company makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 STOCK OPTION PLAN

  The 1991 Stock Option Plan (the "Option Plan") was approved by stockholders in 1991 and amended by stockholders in 1994. Its purpose is to serve as an incentive to, and aid in the retention of, key executives and other employees whose training, experience, and ability are considered important to the operations and success of the Company. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of the Company who meet the requirements of "disinterested person" in Rule 16b-3 (c) (2) (i) of the Securities Exchange Act of 1934. Pursuant to the Option Plan, the Stock Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder, and to supervise the administration of the plan. A total of 4,000,000 shares of Common Stock are currently subject to the plan, of which options for 3,042,950 shares have been granted. At December 31, 1994, the following stock options were outstanding:

                                                                      NUMBER OF
                                                                       OPTIONS
                                                                      ---------
      Granted........................................................ 3,042,950
      Exercised......................................................   (62,720)
      Forfeited......................................................   (53,770)
                                                                      ---------
      Outstanding at December 31, 1994............................... 2,926,460
                                                                      =========

  Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Stock Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have the Company withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment that permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Stock Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In its discretion, the Stock Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter, or discontinue the Option Plan, subject in certain cases to stockholder approval.

  The options granted and outstanding at December 31, 1994, have exercise prices and vesting schedules as set forth in the following table:

                  EXERCISE                         VESTING SCHEDULE
  NUMBER OF      PRICE PER    -----------------------------------------------------------
   OPTIONS         SHARE           30%            55%            80%            100%
  ---------      ---------         ---            ---            ---            ----
  1,126,000       $ 6.8125       07/10/92       01/10/93       01/10/94       01/10/95
    142,500        11.6875       04/02/93       10/02/93       10/02/94       10/02/95
    107,960         5.8125       11/18/93       05/18/94       05/18/95       05/18/96
    475,000         7.3750       05/10/94       11/10/94       11/10/95       11/10/96
     75,000         6.1875       12/06/94       06/06/95       06/06/96       06/06/97
  1,000,000         4.2500       06/01/95       12/01/95       12/01/96       12/01/97

  Options granted to the Chief Executive Officer and the other five most highly compensated executive officers of the Company during 1994 are as follows:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZED
                                                                            VALUE AT ASSUMED
                                     PERCENT OF                              ANNUAL RATES OF
                       NUMBER OF       TOTAL                                   STOCK PRICE
                         SHARES     OPTIONS/SARS                              APPRECIATION
                       UNDERLYING    GRANTED TO  EXERCISE                    FOR OPTION TERM
                      OPTIONS/SARS  EMPLOYEES IN OR BASE     EXPIRATION    -------------------
        NAME            GRANTED         1994      PRICE         DATE          5%       10%
        ----          ------------  ------------ -------- ---------------- -------- ----------
Boone Pickens           200,000(1)     18.60%    $4.25    December 1, 2004 $534,560 $1,354,681
Paul W. Cain            150,000(1)     13.95%     4.25    December 1, 2004  400,920  1,016,011
Dennis E. Fagerstone     85,000(1)      7.91%     4.25    December 1, 2004  227,188    575,739
Stephen K. Gardner       50,000(2)      4.65%     6.1875      June 6, 2004  194,564    493,064
                         85,000(1)      7.91%     4.25    December 1, 2004  227,188    575,739
Andrew J. Littlefair     85,000(1)      7.91%     4.25    December 1, 2004  227,188    575,739
William D. Ballew        45,000(1)      4.19%     4.25    December 1, 2004  120,276    304,803

- --------

(1) The options vest as follows: 30% vested and became exercisable beginning June 1, 1995; 55% will be vested and exercisable beginning December 1, 1995; 80% will be vested and exercisable beginning December 1, 1996; and 100% will be vested and exercisable beginning December 1, 1997.

(2) The options vest as follows: 30% vested and became exercisable beginning December 6, 1994; 55% vested and became exercisable beginning June 6, 1995; 80% will be vested and exercisable beginning June 6, 1996; and 100% will be vested and exercisable beginning June 6, 1997.

  Options exercised in 1994, and the number and value of exercisable and unexercisable options at December 31, 1994, for the Chief Executive Officer and the other five most highly compensated executive officers of the Company are as follows:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                 VALUE OF UNEXERCISED
                                              NUMBER OF SHARES UNDERLYING            IN-THE-MONEY
                              YEAR ENDED      UNEXERCISED OPTIONS/SARS AT           OPTIONS/SARS AT
                          DECEMBER 31, 1994        DECEMBER 31, 1994               DECEMBER 31, 1994
                         -------------------- ------------------------------   -------------------------
                           NUMBER
                          OF SHARES
                          ACQUIRED    VALUE
          NAME           ON EXERCISE REALIZED EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- -------------   --------------   ----------- -------------
Boone Pickens...........      --       $--        791,250          483,750         $ 0       $125,000
Paul W. Cain............      --        --        175,000          225,000           0         93,750
Dennis E. Fagerstone....      --        --         45,500           99,500           0         53,125
Stephen K. Gardner......      --        --         15,000          120,000           0         53,125
Andrew J. Littlefair....      --        --         37,750          102,250           0         53,125
William D. Ballew.......      --        --         29,500           55,500           0         28,125

  At December 31, 1994, the Company's Common Stock per share closed at $4.875. The exercise price of the four grants of stock options reflected in the aggregate in the above tables are $6.8125, $7.375, $6.1875 and $4.25, respectively, per share. Thus, only outstanding options with an exercise price of $4.25, none of which were exercisable at December 31, 1994, were in-the-money at such date.

OTHER

  There were no awards made under any long-term incentive plans from January 1, 1994, through December 31, 1994, that require disclosure in the Long-Term Incentive Plan Awards table. From January 1, 1994, through December 31, 1994, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation

S-K of the Securities Act of 1933). Furthermore, the Company does not have any employment contracts or termination or change-in-control arrangements with the Chief Executive Officer or the other five most highly compensated executive officers of the Company that would require disclosure pursuant to Item 402(h) of Regulation S-K.




COMPENSATION COMMITTEE REPORT

  The Company's Compensation Committee is composed of the three non-employee directors named below. The Committee's decisions as to annual base salaries, bonuses, and stock option grants, if any, for Mr. Pickens, Chairman and Chief Executive Officer, and the other executive officers of the Company are based on the subjective judgment of the Committee as to (1) a reasonable value to the Company of the services of Mr. Pickens and the other officers in their respective capacities and for their respective contributions; (2) a reasonable competitive market value of the services of Mr. Pickens and the other officers in such capacities; (3) a reasonable relationship to compensation levels of the chief executive and other officers of other public companies, including those companies named in the Company's "Peer Group" discussed under "Performance Graph" below; and (4) the recommendation of senior management as to compensation levels for all officers other than Mr. Pickens. The Committee's decisions in this regard are not based on any objective, required, or projected performance criteria for the Company or its securities. Mr. Pickens' base salary and the 1994 salaries listed in the summary compensation table for the five other most highly compensated executive officers are the result of such judgment. The Committee made a similar judgment based on its assessment of the efforts and contributions of individual officers during the year and on the above-listed criteria with respect to 1994 current bonuses for Mr. Pickens and the other officers (as listed in the summary compensation table), as well as stock option grants to such persons. The deferred bonus for Mr. Pickens represents the Committee's subjective judgment as to a reasonable value to the Company of Mr. Pickens' contribution to the Company's commodities and securities investment activities, including the hedging of natural gas production, which are conducted by Mr. Pickens. These activities resulted in gains to the Company of $17.3 million in 1994, consisting of a $7.6 million realized gain during 1994 and a $9.7 million unrealized gain at December 31, 1994, which amount was realized in early 1995.

  The Company intends to comply with Internal Revenue Service regulations under Section 162(m) of the Code dealing with non-deductibility of executive compensation in excess of one million dollars annually except under certain permitted circumstances that deal generally with shareholder-approved "performance-based compensation."

  Submitted by the Compensation Committee:

    Fayez S. Sarofim
    Robert L. Stillwell
    J. R. Walsh, Jr.

CREDIT SUPPORT OF COMMON UNIT PURCHASES

  Mesa Limited Partnership, a predecessor of the Company (the "Partnership"), provided credit support by acting as a co-maker on certain loans made by commercial banks in prior years to certain employees, including Mr. Fagerstone (but not including Mr. Pickens), the proceeds of which were used to purchase common units of the Partnership in open market transactions. In conjunction with the conversion of the Partnership to the Company in December 1991, the Company assumed the credit support obligations. Mr. Fagerstone's largest outstanding borrowing balance during 1994 was $113,731. At December 31, 1994, all such loans had been repaid by the employees.

COMMON STOCK PURCHASE PLAN

  The Company has established a Common Stock purchase program whereby employees can buy Common Stock through after-tax payroll deductions. All full-time employees of the Company and its participating affiliates are eligible to participate. The Company pays the brokerage fees for these open market transactions.

INDEMNIFICATION ARRANGEMENTS

  The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies, and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

EMPLOYEE RETENTION PROVISIONS

  On August 22, 1995, the Board of Directors adopted the MESA Inc. Change in Control Retention/ Severance Plan (the "Retention Plan"). Pursuant to the Retention Plan, all employees of the Company will be entitled to receive certain benefits upon the occurrence of certain involuntary termination events (as described below) following a "Change in Control" (as defined below) of the Company. The severance benefits consist of 200% of defined pay for officers (which includes the highest salary during the then-current and last three calendar years and highest bonus during the last three calendar years), 150% of defined pay for certain key employees (which includes salary and bonus amounts) and a formula-based amount for all other employees, plus, in each case, any other accrued or vested or earned but deferred compensation, rights, options or benefits otherwise owed to such employee upon his termination. In addition, on the same date, the Board's Stock Option Committee determined that all outstanding but unvested stock options granted to an employee under the Company's 1991 Stock Option Plan would immediately vest and become exercisable upon such a termination event following a Change in Control.

  The Company developed the Retention Plan in consultation with an independent compensation expert. That consulting firm advised the Board that the Retention Plan is conservatively in line with common practices. The independent firm noted, among other things, that most such plans surveyed by it provide officers with three times their defined pay, rather than two.

  For purposes of the Retention Plan, a "Change in Control" means (i) any acquisition by an individual, entity or group resulting in such person's obtaining beneficial ownership of 35% or more of the then outstanding Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote in an election of directors, subject to certain exceptions; (ii) a change in the membership of the Board of Directors such that the members of the Board as of May 16, 1995 (the "Incumbent Board"), together with members elected subsequent to May 16, 1995 whose election or nomination for election was approved by a majority of the members of the Incumbent Board as then constituted (excluding for this purpose any individual whose initial assumption of office occurred as a result of an actual or threatened election contest, including Messrs. Batchelder and Parkinson), cease for any reason to constitute a majority of the Board of Directors; (iii) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (iv) approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

  Following the occurrence of a Change in Control, an eligible employee would be entitled to receive full severance benefits if, within 24 months of the occurrence of a Change in Control, the employee were terminated by the Company without "Cause" (as defined below) or the employee's duties, responsibilities or rate of pay as an employee were materially and adversely diminished in comparison to the duties, responsibilities and rate of pay enjoyed by the employee on the effective date of the Retention Plan or the employee were relocated to any location in excess of 35 miles from his location immediately prior to the Change in Control. All severance benefits with respect to an eligible employee are payable in a lump sum within 10 days after the termination date of such employee. Under the Retention Plan, "Cause" means the willful and continued failure of an employee to perform substantially the employee's duties with the Company following written demand for performance or the willful engaging by the employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

BTC PARTNERS

  The Company had entered into an agreement with BTC Partners Inc. ("BTC"), a Delaware corporation, pursuant to which BTC provided certain financial and advisory services to the Company. BTC regularly functioned as part of the Company's management team with respect to financial and other matters. Pursuant to the agreement, BTC received an annual retainer and, in the discretion of the Company, was paid additional fees for services it rendered in connection with financing transactions, debt restructuring activities, acquisitions or dispositions of properties or assets, and other transactions with respect to which BTC assisted the Company. Such amounts were payable in respect of BTC's services to the Company in evaluating, negotiating, and implementing such transactions. The agreement also provided that the Company would provide BTC certain other benefits and support services. The agreement was terminated in June 1994. Stephen K. Gardner, the Company's Chief Financial Officer, was a Vice President and shareholder of BTC prior to assuming his current position with the Company.

                             CERTAIN TRANSACTIONS

  The Company permits Mr. Pickens and his affiliates to use MESA's properties and assets such as equipment, computers, aircraft, and other transportation equipment for noncompany purposes on terms that are not disadvantageous to the Company; however, such terms may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates were charged a total of $113,894 in 1994, $79,002 in 1993, and $125,027 in 1992 for the use of these assets (principally use of aircraft).

  MESA periodically conducts business meetings and events and hosts customers and business associates at facilities owned by Mr. Pickens, principally a ranch and hunting facility. MESA pays for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. MESA paid Mr. Pickens $127,500 in 1994, $157,000 in 1993, and $149,750 in 1992
for the use of the facilities.

              TRANSACTIONS BY PARTICIPANTS IN THE SECURITIES

                   OF THE COMPANY IN THE PAST TWO YEARS

  The dates within the past two years on which any of the Participants purchased or sold securities of the Company and the amount purchased or sold on each date are set forth below. Except as indicated below, all transactions were effected on the New York Stock Exchange. Except as indicated below, no Participant has purchased or sold any securities of the Company within the past two years.

                                             NUMBER OF      NUMBER OF
          PARTICIPANT              DATE   SHARES PURCHASED SHARES SOLD
          -----------            -------- ---------------- -----------
Participant Directors:
Wales H. Madden, Jr............. 02/23/94       1,000
                                 05/20/94       4,000
                                 09/27/94       2,000
                                 12/05/94      10,000
Boone Pickens................... 08/31/93      50,000
                                 09/03/93       3,500
                                 09/03/93      26,500
                                 09/07/93      40,000
                                 09/08/93      29,000

                                                       NUMBER OF      NUMBER OF
               PARTICIPANT                   DATE   SHARES PURCHASED SHARES SOLD
               -----------                 -------- ---------------- -----------
                                           09/13/93       21,000
                                           09/14/93       50,000
                                           09/17/93       50,000
                                           09/17/93        5,800
                                           09/20/93          300
                                           09/20/93       18,900
                                           11/29/93       35,000
                                           11/29/93       15,000
                                           01/14/94       25,000
                                           01/25/94       25,000
                                           03/28/94       13,400
                                           03/28/94       22,500
                                           03/28/94       49,100
                                           03/28/94       15,000
                                           03/28/94       43,300
                                           03/29/94       10,000
                                           03/30/94       20,000
                                           03/30/94       26,700
                                           03/30/94       10,000
                                           03/30/94       15,000
                                           04/28/94    1,000,000(1)
                                           07/07/94       20,000
                                           10/13/94       71,600
                                           11/11/94        8,400
                                           11/16/94       10,000
                                           11/21/94       10,000
                                           11/30/94       20,000
                                           12/02/94       20,000
                                           12/27/94       20,100
                                           12/27/94       79,900
Fayez S. Sarofim.......................... 04/28/94    1,000,000(1)
J.R. Walsh, Jr............................ 09/24/93        2,000
                                           09/28/93       20,000
                                           02/17/94          100
                                           08/02/94       50,000
Officers:
Dennis E. Fagerstone...................... 02/23/94                     4,684
                                           02/23/94                     4,400
Stephen K. Gardner........................ 06/01/94       10,000
                                           07/07/94        1,000
                                           12/02/94        5,000
Andrew J. Littlefair...................... 03/15/94        2,000
                                           03/28/94        1,000
                                           03/29/94        3,800
                                           07/06/94          275
                                           07/06/94        1,125

- --------
(1)Purchased in an underwritten public offering by the Company of 16.3 million shares of Common Stock.

  Mr. Pickens purchased $3 million aggregate principal amount of the Company's 12 3/4% Secured Discount Notes due 1998 on January 9, 1995 and $3 million thereof on January 10, 1995. He sold $2 million thereof on April 19, 1995 and $4 million thereof on April 20, 1995.

  On May 31, 1994 and June 2, 1994, Mr. Ballew sold $9,000 aggregate principal amount of the Company's 12 3/4% Secured Discount Notes due 1998 and $3,000 aggregate principal amount of the Company's 12 3/4% Unsecured Discount Notes due 1998, respectively.

FUNDING OF CERTAIN PURCHASES

  On April 28, 1994, Mr. Pickens consummated the purchase of 1,000,000 shares of Common Stock from the Company in connection with a public offering of 16.3 million shares of Common Stock at a public offering price of $6.00 per share. Pursuant to two separate unsecured loan agreements, each dated April 13, 1994, each of Mr. Sarofim and John L. Cox, a former director of the Company, loaned Mr. Pickens 50% (an aggregate of 100%) of the amount of funds used by Mr. Pickens to purchase such shares. The outstanding principal balance under each loan agreement as of July 31, 1995 was $3,000,000.

  Certain of Mr. Littlefair's purchases of Common Stock were funded through a margin account at a securities brokerage. As of August 21, 1995, the margin balance was $10,775.

                               OTHER MATTERS

  The business address for Messrs. Cain, Pickens, Fagerstone, Gardner and Littlefair is 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039-3746. The business address for Mr. Herrington is 800 South Broadway, Walnut Creek, California 94596. The business address for Mr. Madden is P. O. Box 15288, Amarillo, Texas 79105-5288. The business address for Mr. Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010. The business address for Mr. Stillwell is 3000 One Shell Plaza, 910 Louisiana, Houston, Texas 77002. The business address for Mr. Walsh is First National Bank Building, 5th and Deahl Streets, Borger, Texas 79007. The business address for Mr. Ballew is 301 South Polk Street, Amarillo, Texas 79101.

  In September 1990, the Company and Mr. Pickens entered into a consent decree to settle allegations by the SEC that the Company and Mr. Pickens had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 in connection with a proposal made by the Company in February 1988 to acquire Homestake Mining Company ("Homestake"). Under the terms of the settlement, without admitting or denying any of the SEC's allegations, the Company and Mr. Pickens consented to the entry of a judgment enjoining them from future violations of such sections. The SEC's allegations related to the Company's February 1988 press release announcing its offer to acquire Homestake and its subsequent sales of Homestake shares. The Company deposited $2.3 million in a fund for disbursement to other persons who purchased Homestake shares at the time of the 1988 offer.